Exhibit 99.1
Directed Electronics (DEIX) Announces Parent Company Name
Change and New Senior Officers Group
VISTA, Calif., June 23 — Directed Electronics (Nasdaq: DEIX) today announced that its shareholders approved the change of its name from Directed Electronics, Inc. to DEI Holdings, Inc. The name change is part of an effort to more closely align the Company’s corporate structure with its daily operations.
James E. Minarik, President and CEO since 2001, will continue to serve as the President and CEO of the parent company, DEI Holdings, and will continue to have overall responsibility for the entire company, which currently includes Polk Audio, Definitive Technology, Directed Canada, and the Vista, CA based mobile electronics business, which will continue to do business under the “Directed Electronics” name.
The company concurrently announced the upcoming appointment of Michael S. Simmons to the position of President of Directed Electronics. Mr. Simmons has previously been a consultant to the company focused on marketing and product planning which had been managed by Kevin Duffy who served as SVP of Product Planning and Marketing, prior to his appointment as EVP and CFO.
Mr. Simmons will take over Mr. Minarik’s day-to-day responsibilities of running the Vista, CA based business most famous for its Viper, Python, and Clifford Security mobile electronics products as well as its Orion mobile audio and Sirius satellite radio businesses. Mr. Simmons has led a variety of businesses and brings extensive experience in the automotive and consumer electronics industries to Directed Electronics. His previous roles include Chief Marketing Officer of a major automotive aftermarket performance company, CFO of Sonance (a custom audio manufacturer), CEO of TechSpace (a technology infrastructure provider), and various management positions at Ford Motor Company and PricewaterhouseCoopers. He holds a BBA from the University of Michigan and an MBA from Northwestern’s Kellogg School of Management.
The company also announced the formation of a new senior officers group composed of Mr. Minarik; Kevin Duffy, EVP and CFO of DEI Holdings; Jim Herd, President of Polk Audio; Sandy Gross, President of Definitive Technology; Derek Schuman, President of Directed Canada; and Mr. Simmons, President of Directed Electronics. Messrs. Herd, Gross, Schumann, and Simmons will be responsible for both the management of their individual businesses and in assisting Mr. Minarik and Mr. Duffy in the overall strategy and management of DEI Holdings. All will report directly to Mr. Minarik.
Mr. Minarik said, “These changes will more closely align our corporate structure and leadership roles with the day-to-day operations and responsibilities at the company. They will also allow our leadership to better focus on operational excellence at each of our businesses, while enabling Mr. Duffy and me to focus on achieving synergies across our portfolio of brands and enhancing shareholder value. Our new name is also more appropriate for the collection of brands we are today and will better allow for possible future brand acquisitions to be housed under the DEI Holdings umbrella.”
About DEI Holdings
Headquartered in Southern California, DEI Holdings, Inc. is the parent company of some of the most respected brands in the consumer electronics industry. DEI Holdings is the largest designer and marketer in North America of premium home theater loudspeakers (sold under the Polk Audio® and Definitive Technology® brand names), and consumer-branded vehicle security and remote start systems (sold under the Viper®, Clifford®, Python®, Autostart® and other brand names). DEI Holdings is also the largest aftermarket supplier of SIRIUS satellite radios and accessories, and a supplier of mobile audio sold principally under both the Polk Audio and Orion brand names. DEI Holdings markets its broad portfolio of products through many channels including leading national retailers and specialty chains throughout North America and around the world. Founded in 1982, the company has more than 500 employees and operations in California, Maryland, Canada, Europe and Asia. For more information, please visit http://www.deiholdings.com.